Exhibit 99.1

                                                           COFFIN COMMUNICATIONS
                                                      Moderator: Louis Silverman
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                              COFFIN COMMUNICATIONS

                           Moderator: Louis Silverman
                                February 2, 2004
                                   12:00 pm CT

Operator:         Good afternoon, my name is Marsha. And, I will be your
                  conference facilitator today.

                  At this time, I would like to welcome everyone to the Quality Systems Third Quarter Fiscal 2004 Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

                  After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.

                  If you would like to withdraw your question, press the pound key. Thank you. Mr. Silverman, you may begin your conference.

Louis Silverman:  Thank you, Marsha. Welcome to Quality Systems Fiscal 2004
                  Third Quarter Conference Call. Joining me on today's call are Greg Flynn, Executive Vice President and General Manager of our QSI Division; Paul Holt our CFO; and Pat Cline, President of our NextGen Healthcare Information Systems Division.

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                  Please note that comments made on this call may include
                  statements that are forward looking within the meaning of the securities laws including without limitation statements related to anticipated industry trends, the company's plans, products, and strategies and projected operating results.

                  Actual results may differ materially from our expectations and projections. And, you should refer to our SEC filings including our Forms 10K and 10Q for discussions of the risk factors, management's discussion and analysis, and other information that could impact our actual performance.

                  We undertake no obligation to update such projections or forward looking statements in the future. Please also note that the company's past performance is not necessarily indicative of future performance.

                  For the 14th time in the past 15 quarters, the company achieved record revenue performance. For the quarter, the company also set a new earnings record. Revenues totaled $18.2 million up 26% over the prior year. Fully diluted earnings per share at 40 cents, exceeded prior year by 33%.

                  As noted in our press release, the quarter's top line results were largely driven by record revenue performance at NextGen. The $14 million in revenues attained by the division for the quarter represents a 40% increase on a year over year basis.

                  Company profitability was driven by strong performance at both the QSI and NextGen divisions. Operating income at NextGen came in at 68% ahead of the prior years total and was the second highest in division history.

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                  At the QSI division, operating income was at the higher end of its recent performance band on a hard dollar and percentage basis. The division's 32% operating margin contributed nicely to overall company performance and was our highest since the December quarter of two years ago.

                  The QSI division's revenues came in at $4.2 million which was within our historical band. Our EDI unit set a revenue record with growth at the NextGen unit offsetting a slight decline in the QSI division's year over year revenue performance.

                  I'll once again remind listeners that EDI revenues are reported as part of divisional totals each quarter and are broken out in this part of the discussion for your analytical convenience.

                  Corporate expenses moderated just a bit from our highest historical levels. I would comment that there continues to be an increasing demand for corporate expenditures principally in the area of professional services, staffing, and insurance coverage.

                  Cash and cash equivalents increased to a record $45.3 million during the quarter, up from $40.6 million in the prior quarter and $33.1 million in the prior year. Head count at quarter end was 301, which taken with revenues for the quarter generated annualized revenue per employee of $242,000. That was a record, although it was a record by a very narrow margin.

                  There were no stock re-purchases during the quarter. Note that the company's re-purchase authorization expired on September 24, 2003, the date of the 2003 annual shareholder's meeting.

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                  At present, the company is scheduled to participate in the
                  Roth Capital Investor Conference in February and the B. Riley Conference in March. The company met with investment professionals in New York in November and Boston last month.

                  On board related matters, particularly those that have come up on our most recent calls, the independent directors of the company have elected Bud Small as lead director.

                  The composition of the board's four standing committees has been established. And, the audit, compensation, transaction and nominating committees have all been expanded to include four independent directors on each committee.

                  The board has continued to receive input regarding the optimum use for the company's cash. To my knowledge, no specific plans have been made for utilizing the cash.

                  In closing my prepared comments for this morning's call, I'd like to point out that the performance of the company for the December quarter, as was the case for the two prior quarters, significantly exceeded our internal expectations. This was particularly true for the NextGen Division.

                  I would like to express my continued appreciation to each and every member of our team for his or her individual and the collective contributions that people have made to these results.

                  I also want to again clearly point out to current and/or perspective investors that while we are extremely pleased with the quarter's performance, there are absolutely no guarantees that the company or either of its divisions will

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                  sustain or exceed the level of performance turned in during this quarter during future periods.

                  Further, there is what feels to be an increasing amount of publicity surrounding some of the markets we serve including particularly the EMR (electronic medical record) market place.

                  We are certainly pleased that more and more people are talking about the advantages of such products. But, I want to remind everyone that heightened publicity and financial results are not directly linked.

                  I also want to reiterate a couple of points that have been made on any number of prior calls. Those points are that; 1) we do not give out financial guidance to the investment community and 2) we don't comment on the guidance advanced by members of the financial community.

                  I'll now turn the call over to Paul Holt, our CFO, for additional financial details on the quarter.

Paul Holt:        Greetings, once again, to everybody who's participating. I'm going to first talk about the major points of interest on our income statement for the quarter, and, then move on to discuss key balance sheet items.

                  As Lou mentioned, we reported record consolidated revenues of $18.2 million. This result included a strong performance in consolidated systems sales, as well as, record consolidated maintenance and other revenues.

                  Consolidated systems sales came in 29% ahead of the same quarter last year at approximately $9.9 million, while consolidated maintenance and other

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                  revenues, at $8.3 million, represented a 24% increase over the same period a year ago.

                  Our growth in maintenance and other revenue was driven primarily by the continued growth in the NextGen base of installed users which drove maintenance, EDI, and other revenue in that division to record levels.

                  Included in that maintenance and other category are the revenues from our EDI unit. Consolidated EDI revenue grew to approximately $2.188 million in the quarter, an increase of 19% compared to a year ago.

                  As this has been asked for on prior calls, I'm going to break that total down by division. The QSI Division, $1.325 million and NextGen $863,000. That NextGen number represents an 87% increase over the year ago quarter.

                  Our gross profit margins this quarter came in around the higher end of our historical range at 58.7% of revenue. And, as I routinely mention in our calls, the primary factor influencing those gross margins are the level of hardware and third party software content included in our systems sales, which fluctuates from quarter to quarter.

                  This quarter had a relatively lower amount of hardware and third party software content included in our systems sales. However, it was still well within our historical band.

                  SG&A expense as a percentage of revenue was slightly lower this quarter at 26.9% compared to 27.2% in the year ago quarter. Total SG&A expense increased to $4.9 million this quarter compared to $3.9 million a year ago.

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                  The largest contributor to this increase in SG&A expense was an increase in sales and marketing related expenses in the NextGen Division, as well as higher corporate related expenses.

                  Total corporate expenses this quarter was $994,000. That compared to $817,000 a year ago. Moving down to interest income, interest income declined to $95,000 this quarter. That compares to $109,000 a year ago.

                  That was driven lower due to relatively lower short term interest rates on the company's cash. R &D expense grew 21% compared to the prior year quarter. At $1.6 million, that compared to $1.3 million a year ago. All of this increase in R&D expense was related to increased investment in the NextGen Division product line.

                  The company's effective income tax rate was significantly higher compared to the prior year quarter. At 38.4% this quarter, that compares to 33.1% a year ago. The rate was higher this quarter due to the fact that in the year ago quarter, the company recorded a catch up tax benefit related to R&D tax credits, which resulted in a much lower rate in the year ago quarter.

                  Moving over to divisional performance, the NextGen Division reported its highest ever quarterly revenue of $14 million which represents a 40% increase over the year ago quarter.

                  NextGen's operating income of $3.789 million narrowly missed another record, while representing a 68% improvement over the year ago quarter operating income of $2.259 million.

                  The QSI Dental Division reported revenue of $4.2 million and operating income of $1.351 million. QSI Division had a lower amount of hardware

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                  content in its sales, which resulted in higher gross profit margins for the division. As a result, operating margins in the division were 32% this quarter versus 30% a year ago.

                  Moving over to the balance sheet, I'm going to highlight three notable areas: accounts receivable, deferred revenue, and cash.

                  A strong collections performance this quarter helped move our DSO's down a couple of days to 108 days versus 110 in the prior quarter. Breaking this down by division, we had 77 DSO days at the QSI Division and 117 at the NextGen Division.

                  Both divisional DSO's were within the range reported in the last several quarters, although they both had slight declines compared to last quarter. DSO's at the QSI Division declined by two days, while the NextGen Division declined by three.

                  Reflecting the growth in the customer base at the NextGen Division, the company's total deferred maintenance and services grew to $16.3 million. That compared to $15.1 million at the start of the quarter.

                  The quarter-end cash grew by approximately $4.8 million to $45.3 million or $7.23 a share. That compared to $40.6 million or $6.57 a share at the start of the quarter. The company collected $786,000 in cash from stock option exercises this quarter.

                  Also, the company generated $5 million in cash from operations this quarter. That compared to $3.9 million a year ago.

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                  I'm now going to break down, as I usually do in these calls, our non-cash expenses for the quarter.

                  As a result of certain in the money stock options granted during the quarter, the company recorded $202,000 in non-cash expense related to stock options. That breaks down as follows:
                  $130,000 in corporate, $23,000 for the QSI Division, and $49,000 for the NextGen Division.

                  Other non-cash expenses break down as follows: total amortization expense $369,000; that's $52,000 for the QSI Division and $317,000 for NextGen.

                  Total depreciation expense, $214,000; that's $40,000 for the QSI Division and $174,000 for the NextGen Division.

                  Our investing activities for the quarter were as follows:
                  $672,000 in capitalized software; that breaks down to $70,000 for the QSI Division and $602,000 for the NextGen Division.

                  Total Fixed Assets, $336,000; $191,000 at the QSI Division and $145,000 at NextGen.

                  On a personal note, I'd like to congratulate Lou, Pat, and Greg and the rest of the Quality Systems staff for their dedication and hard work on behalf of the company. It's a privilege to be able to work with such capable colleagues. I want to thank you all for being on this call and your interest in our company.

                  And, I'm going to turn things over to Greg Flynn, Executive Vice President and General Manager of our QSI Division.

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Greg Flynn:       Thanks Paul. Good day to you all. You've heard the financial numbers for the QSI Division, so I won't provide more than a quick recap here. Our revenues were virtually unchanged over the prior quarter at approximately $4.2 million and our operating income percentage increased on a quarter over quarter basis this quarter from approximately 30.7% to approximately 32.2%. I will mention again, as in the past, that one determining and variable component of our profitability is the mix of software versus hardware sales in any given quarter.

                  Also, as noted, our EDI sales to the NextGen client base grew approximately 87% on a year over year basis, again, validating our strategy to market these beneficial services into this expanding client base. As you know, these EDI services are facilitated through the QSI Division.

                  The quarter also again saw several new clients and expanded client implementations for our CPS product, the dental equivalent of EMR.

                  A number of recent product innovations were of note during the quarter as well. Our reporting product, which we call Data Miner, our enhanced user interface software, and our laser printer generated office forms, continued sales penetration within our base.

                  Our QSI scan and QSI image products, recently introduced, further continued to generate interest among our clients. These products allow users to manage digital images whether they be x-rays, interoral or scanned, in addition to other images such as insurance cards and explanation of benefits communications, typically called EOB's, without the need for the full CPS product.

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                  And, just being introduced is our electronic signature
                  capability with the CPS product. Practitioners and/or patients may now create signature authorizations by a signature pad device, such as you would see at a Lowe's or a Home Depot for example, or via a tablet PC, which can even be wireless.

                  This new offering demo'd very well at the recent American Academy of Dental Group Practice (which we term as the AADGP) meeting in Las Vegas. I would add that this meeting itself was encouraging based on our booth traffic with both existing clients and several new opportunities.

                  As to our current sales pipeline, as I always report, with certain sales opportunities prosecuted in the quarter, our pipeline is down slightly to $3.7 million. We define our pipeline as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

                  Our sales staffing level again remains unchanged.

                  As reinforced by the AADGP meeting, I would like at this time to thank the long term, medium term, and new customers who have made their commitment to the products, services, and team here at the QSI Division. And, of course, I would like to thank our shareholders for their continued support of our company. And, thanks, as always, to the dedicated QSI staff. Now, I'll turn the call over to Pat Cline, President of our NextGen Division.

Pat Cline:        Thanks Greg. Hi everyone, NextGen had another terrific
                  quarter. During the quarter, our expenses were increased somewhat related to the migration of our practice management customers to our latest software version which allows them to better comply with HIPPA regulations. Some of these expenses related to the use of outside consultants which we've largely phased out of the project at this point.

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                  Last quarter we signed 45 agreements, a significant increase over the prior quarter.

                  Thirty-four of these were with new customers. Our sales force now numbers 24 people. And, we hope to continue to grow the sales force, adding a couple of more people in the very near future.

                  The market for NextGen EMR still seems very solid and the market for NextGen's practice management system, NextGen EPM, also remains strong. Our pipeline has increased to about $35 million.

                  We're entering trade show season at this point with HIMSS coming up in Orlando this quarter. And, we're also doing preparation for TEPR and other shows next quarter.

                  In closing and as usual, I'd like to thank the entire NextGen team for helping to achieve terrific results for us once again. Marsha, we're ready for questions.

Operator:         Thank you, sir. At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Sean
                  Wieland.

Sean Wieland:     Good morning, guys. A question on the industry landscape, if you could comment on what seems like a trend of third party funding, if you will, of physician investment and electronic medical records pointing specifically to the announcement by Wellpoint but other kind of discussions. How's that

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                  affecting, in your view, the industry, your competitive
                  landscape, the positioning of NextGen, and how you're selling the product.

Pat Cline:        Well, you're right, there is a lot of talk about third party finance, whether it's organizations like Wellpoint or discussions about the federal government perhaps somehow figuring out how to achieve more widespread adoption of the electronic health record by perhaps paying physicians more money if they're using such systems.

                  As Lou mentioned earlier, there's been a lot of talk. I think it helps to float all the boats. I think it's helped us in bringing focus to the market and focus to the product and the kinds of returns and results that these products can achieve. But, I'm not prepared yet to point to any specific initiatives that we have going on relative to such financing.

Sean Wieland:     How are your physician customers reacting to announcements like Wellpoint's? Are they - do you see any holding off their investment waiting for someone else to step in? Or, do you feel like if a doc's going to use it, they got - they should probably be the ones that are buying it?

Pat Cline:        To This point, we haven't seen or heard of anyone holding off hoping that somebody else is going to pay for the system. The discussion that's been out there has been nothing but a positive force.

Sean Wieland:     Okay. And, Paul a quick question for you, in the schedule in your last Q, you put out the amortization software development costs. In 2005, it looked like they're supposed to go up quite a bit just for kind of one year spike. Can you comment on perhaps why that is? And, also, how we should model that in over the quarters in fiscal 2005?

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Paul Holt:        Sean, we don't give out any forward type guidance like that.
                  You know, I typically report the actual amortization expense we had in each quarter. But, that's about as far as we go.

Louis Silverman:  Sean, it might help if you re-asked your question. Because, the way it came through is you had referenced something we put out that showed a spike in 2005. And, so it's leaving us scratching our heads here.

Sean Wieland:     Okay, I have the Q here in front of me. Of course, now I can't find it. I'll circle back with you when I find it and reference what I'm looking it.

Louis Silverman:  Okay, thank you.

Sean Wieland:     Okay, thanks.

Operator:         Your next question comes from Mike Crawford.

Mike Crawford:    Good morning. Could you comment more on the competitive
                  landscape and on the KLAS ranking data that NextGen slipped a little bit? And, I'm wondering what the differences are you've seen from IDX and Athena and others or what changes you might have -might be undertaking to address, at least that opinion?

Pat Cline:        First, let me say that I don't think we have a big problem with our KLAS standings. KLAS focuses on the Top 20. We're proud to be part of the Top 20. And, we're proud to be very close to the top in the categories that matter.

                  Though, we're not the top, we do strive to be at the top. And, we have a number of different initiatives that we've had ongoing for some time to render the best support and service in our business.

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                  What you'll find with the KLAS report is that the companies that present on the list relatively recently tend to have high marks. And, over time, those companies have trended a little bit lower.

                  And, if you go back through history of years, you'd see that happening. A lot of that has to do with the investigation that KLAS does on their own into companies, customers, and references in asking questions and how companies are allowed, when they get started with KLAS, to provide the names of their reference accounts.

Michael Crawford: Okay, so you're not undertaking any initiatives based on any comments that were highlighted out of this most recent?

Pat Cline:        We pay attention to all of those comments. And, we do, as I mentioned, have a number of initiatives going on to make sure that we do render the best service and support available in our business.

                  We're not perfect. But, we're doing very well. And, in fact, over the last couple of years, our numbers have improved. Our response time is down. And, our problem resolution time is down.

                  I don't want to comment on specific comments that were mentioned in the KLAS reports, but, I think, the initiatives that we have ongoing are working for us pretty well.

Michael Crawford: Okay, thanks Pat. And, one final question for you is, you know, the EMR adoption rate, it's estimated anywhere between 5 and 25%, that seems like just such a huge band. And, I'm wondering what your thoughts are on what it actually is?

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Pat Cline:        Are you referencing the percentage of the market that has EMR systems today?

Michael Crawford: Yes.

Pat Cline:        I'd peg it at more like 15, 16, 17%.

Michael Crawford: Okay, great, thank you. And, then on the QSI side, are you seeing any more attraction with the clinical product suite? Or, is most of it demand for things that used to be a component of that product?

Greg Flynn:       No, actually to characterize it without being specific, I
                  would say I have seen an upturn in interest on that product.
                  And, that's the total CPS suite. We have modularized it somewhat, as you're referencing, but without being specific by client, there is an upturn there.

Michael Crawford: Okay, great, thank you.

Operator:         Your next question comes from Brandon Osten.

Brandon Osten:    Hi guys, how you doing?

Louis Silverman:  Hey Brandon.

Brandon Osten:    Just on the deferred revenues, relative to accounts
                  receivable, how much of the accounts receivable is out of deferred revenues?

Paul Holt:        Brandon, that's $9.2 million. It's going to be in the Q as well.

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Brandon Osten:    Nine point two million of the receivables is deferred
                  revenues?

Paul Holt:        Yes.

Brandon Osten:    And, in terms of deferred revenues, how much of that is
                  maintenance related? And, how much of that is sort of business yet to be recognized into revenues?

Paul Holt:        Well, Brandon, we typically don't - we haven't in the past, given out that level of detail. But, just that in general terms, it's both maintenance and services as well with the majority of that amount going to deferred services.

Brandon Osten:    Okay. In terms of system sales, they were a bit down from
                  Q2's. What exactly was the cause of that?

Pat Cline:        I don't think there was any particular cause. We're doing very well. But, we're still a relatively small company. And, where you have an average sales size that can be in the hundreds of thousands of dollars, one sale can make a big difference. But, overall, I'd say, we're very pleased with the results at the top line and continuing to set records.

Brandon Osten:    Right, and I guess, that kind of plays into my next question, which is relative to scalability. Do you guys - I guess, you're 40% over last year, you know, forgetting about what's, you know, what might close or what could happen. How fast do you feel you're capable of growing if all the various business factors were there to allow you to grow as fast as you can?

Pat Cline:        I would say we're capable of growing 10 or 20% faster than we're growing now. However, I would add - and, more importantly, that we are also engaging in a number of internal initiatives to be able to scale much more quickly.

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                  I'll give you one example of that and that's a new computer based training program that we're developing right now. Our systems are sold with many, many hours, typically hundreds of hours of installation and training services.

                  And, we're looking at these areas and saying, how can we - if we move to selling 100 systems a quarter, 200 systems a quarter render these training services without throwing more bodies at it or as many bodies at it, as we have now.

                  So, we're developing training programs to augment the face to face training with computer based programs. That's an initiative that we kicked off some time ago. It's going rather well but probably still has six months or a year to go. But, those are the kinds of things that we're looking at. Again, I won't get into all of them, just wanted to provide an example.

Brandon Osten:    Okay, thanks. Sorry, could you just repeat what the pipeline number was for NextGen?

Pat Cline:        Thirty-five million.

Brandon Osten:    Thirty-five million, okay. And, on the capitalized software, did you say it was $700,000 in the quarter?

Louis Silverman:  Paul's getting that number right now.

Brandon Osten:    Right, and I think, you said amortization was $400,000?

Paul Holt:        Six hundred and seventy-two thousand is the total capitalized this quarter.

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Brandon Osten:    Okay, and that's versus amortization of $400,000?

Paul Holt:        Yes, $369,000.

Brandon Osten:    Okay, and did you - did I hear that correctly that the
                  majority of that was for the QSI Division?

Paul Holt:        No, I'm sorry, that would be for the NextGen.

Brandon Osten:    For the NextGen, okay, so I got it backwards, all right. And, in terms of average deal size, pricing, pressure type issues, are you seeing any of that on the NextGen side?

                  I just noticed the average deal sizes down a touch from Q2 but still above Q1, which was below Q4 like - is that kind of a number that's going to keep jumping around on you? Or, is there a trend there to be made aware of?

Pat Cline:        I think, that's it's a number that's going to keep jumping around. It has for many, many quarters, in fact, years. Going out into the future years and not quarters, I think, you will see the average deal size coming down and the number of deals done going up, as the early adopters, the larger practice market becomes a little more saturated. And as the smaller practice market opens up more, that's what I think you'll see.

Brandon Osten:    Okay, and of the 24 sales people that you've got, how many of those guys would you say are sort of at full quota at this point, you know, have been there for more than nine months?

Pat Cline:        Oh boy, anything I tell you would be just a guess. I'm going to guess at less than half of them.

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Brandon Osten:    Okay, and are you still going on that - it looks like you're trying to add one salesperson per quarter. Is that the plan or...

Pat Cline:        We actually are trying to add two per quarter. The result has been more like one per quarter. In fact, in the last quarter we added two and lost one.

Brandon Osten:    Okay, and has anything changed on the competitive landscape?
                  Anyone new you're seeing? Anyone you're seeing less often or more often?

Pat Cline:        Not really, no. All the usual suspects. We have seen a couple of newcomers come into the market struggling along. Whenever you have a market like this that's a solid market that's hot and it's in its infancy, you'll have new competitors pop up from time to time but nobody that we're concerned about.

Brandon Osten:    Great, thanks a lot guys.

Pat Cline:        Thank you.

Operator:         Your next question comes from Gene Mannheimer.

Gene Mannheimer:  Good morning and congratulations on a nice quarter, guys.

Pat Cline:        Thank you.

Gene Mannheimer:  A couple of questions. One on QSI, it looks like sales were relatively flat at $4.2 sequentially. But, this is amid some new product introductions last time including QSI Scan and QSI Image. Can you just comment on the sales cycle involved in selling these modules and your strategy on increasing revenue per customer?

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Greg Flynn:       Let me take the question a little bit in reverse for you. Our strategy is to get the word out on our new products, such as we're doing through a variety of means including the AADGP show. It's probably our most important show of the year, where the large group practices are.

                  We're looking to introduce new client products within the base, obviously, since it's a fairly well captured base, I guess, to use that term. Sales cycle typically on these types of products - we don't have enough track record with it. But, I would say it's anywhere from two months to six months. There is an education process and typically there's full adoption throughout the group. So, it's not an instantaneous type of switch.

Louis Silverman:  I would add, Gene, that these are not huge ticket items that we're talking about here. The point of these additions are that they enhance functionality and, therefore, seek to enhance the types of relationships that we have with our customers. They're client retention tools, as well as, enhancements to the product. And, both of those are significant and in many ways, more significant than the top line impact.

Gene Mannheimer:  Okay, thank you. And, Lou, can you just provide us with sort of an update on the acquisition strategy that has been ongoing?

Louis Silverman:  I would echo the same words that I've used in the past few calls. The search goes on. It's at a fairly low level. The funnel is less full than I'd like it to be due more to a bit of a shortage of interesting opportunities than a desire to look at interesting opportunities.

                  But, we do continue to look at some things from time to time. I have a number of items in the funnel right now. But, it would be premature to hint or

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                  suggest that we're close to doing anything with anyone. The opportunities in the funnel are still at a very early stage.

Gene Mannheimer:  Okay.

Louis Silverman:  The funnel is not in an early stage but the opportunities that are in it are in an early stage. So, I'm continuing to look and churn through some things but it's a slow moving process.

Gene Mannheimer:  Okay, thanks very much.

Louis Silverman:  Thanks Gene.

Operator:         Your next question comes from Andrew Shapiro.

Andrew Shapiro:   Hi, part of follow up on Gene's issue is that cash at Quality
                  Systems has been more than 50% of the companies assets for well over two years and maybe even four years.

                  And, that raises a risk of the company being subject to the onerous burdens of the Investment Company Act. And, I'm trying to understand, what steps does the company take to avoid this? And, what are the costs to the company of doing so?

Lou Silverman:    Andy, we have worked to ensure that the money that we have, the cash that we have is deployed in the appropriate investment vehicles to be in compliance with the act that you site, the Investment Banking Act of 1940, I believe, is the official name.

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                  In addition to that, the board has continued to be reminded of the importance of investigating the appropriate use of cash and making sure that its exercising it's responsibility to ensure that the assets that we have are employed in a responsible fashion.

Andrew Shapiro:   Well, what do you think it cost the company in lowered returns on the cash assets you have to invest in versus what you might be able to earn on, we'll call it, higher yielding cash investments or marketable securities that you can't invest in because you have so much cash?

Lou Silverman:    I think, I'd decline to speculate on that, Andy. I think,
                  different people could make their own assumptions and come up with whatever the number is. But, I feel like it's inappropriate for me to just engage in wanton speculation like that.

Andrew Shapiro:   Okay. I noticed that in the immediate days after last
                  quarter's conference call, the disclosure of deep in the money option grants that were made, as well as, a lot of insider selling that all of a sudden took place.

                  I just want to know, then, what is the trading window policy for the company's insiders from Mr. Razin on down to management with respect to your earnings announcements and disclosures? What's the timing windows here?

Lou Silverman:    We have a policy that's in force, Andy. And, I would just
                  leave it at that. I don't believe that we...

Andrew Shapiro:   Shouldn't the public be available or be allowed to know what the policy is? When insiders can or cannot be selling?

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Lou Silverman:    It's a fair question. I think, people could probably back into it from looking at the dates and times. But, at this point, I don't feel that I would be giving that out.

Andrew Shapiro:   Okay, fair enough, thank you.

Operator:         Your next question comes from Corey Tobin.

Corey Tobin:      On the NextGen side, can you please provide some insight into which practice areas are buying? Are most of the sales the general practitioners or are there one or two specialties that are highly represented in the sales base?

Pat Cline:        Our sales tend to spread across a number of specialty areas.
                  We do quite a lot with primary care. We do quite a lot with multi-specialty practices, those practices that are, in fact, specialty practices but encompass a number of different specialties that is.

                  And, there are four or five individual specialties that we tend to do very well within. They would include Cardiology, Ophthalmology, Orthopedic Surgery, and a couple of others.

Corey Tobin:      Just to try to quantify that a little bit, would you say 50%
                  or so of the sales in any quarter are typically the general practitioners and then 50% the specialists? Or, how would you sort of - how would you cut the pie?

Pat Cline:        I'd rather not place a guess at that. I may try to be a little more prepared to answer that on our next call. But, I don't have the individual sales here in front of me to venture what
                  I'll preface by saying is a wild guess. I'm going to say it's a pretty even split.

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Corey Tobin:      Between general practitioner and then specialties as a whole?

Paul Cline:       And, specialties, yes.

Corey Tobin:      Okay. Okay, great, thanks.

Operator:         Once again, if you wish to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your next question comes from Rick Leggett.

Rick Leggett:     Good morning, gentlemen, Arbor Capital. I'm curious, on the
                  Board of Directors - neither Mr. Silverman nor Mr. Cline's on the Board, is that correct?

Louis Silverman:  That is correct.

Rick Leggett:     Given the importance of NextGen and the role that Mr. Cline has, I guess, I direct the question that the Chairman of the Board of Directors, what is the thinking here? And, are there prospects for this to change in the near future?

Louis Silverman:  The prospect for a management representation on the Board?

Rick Leggett:     Exactly.

Louis Silverman:  I think, that your question is appropriately directed to the
                  Board of Directors. It's difficult for Pat or I to comment on the plans that the Board may or may not have on really any topic.

Rick Leggett:     Are they accessible?

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Louis Silverman:  I believe, the answer to that is yes. It's hard for me to speak for them. I would suggest if you had an interest in speaking to a particular Board member that you could certainly call the company and leave a message for them at the switchboard. And, we would see to it that the message is forwarded directly to the particular individuals in a prompt fashion.

Rick Leggett:     Okay, well you're doing a nice job. I just - I think, that's very relevant.

Louis Silverman:  Appreciate the question.

Pat Cline:        Thank you.

Operator:         There are no further questions at this time.

Louis Silverman:  I would like to thank everybody for participating in today's call. And, we will see you next quarter.

Pat Cline:        Thank you everyone.

Greg Flynn:       Thanks.

Operator:         This concludes today's conference call. You may now
                  disconnect.

                                       END